Exhibit 99.1
PRESS RELEASE
Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 7.9%
For the Five Weeks Ended February 28, 2006
St. Louis, MO, March 8, 2006 — Panera Bread Company (Nasdaq: PNRA) today reported that system-wide comparable bakery-cafe sales increased 7.9% for the five weeks ended February 28, 2006. The breakdown between Company-owned and franchised bakery-cafe sales increases is as follows:

	For the 5 weeks ended	For the 9 weeks ended
	February 28, 2006	February 28, 2006
Company-owned	7.2%	8.8%
Franchised	8.2%	8.9%
Total System	7.9%	8.9%
Company-owned comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation and company owned for at least 18 months. Franchised comparable bakery-cafe sales increases are based on sales for bakery-cafes that have been in operation for at least 18 months. Both company-owned and franchised comparable bakery-cafe sales exclude closed locations.
Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all Company bakery-cafes and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of the Company’s financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread(R) and Saint Louis Bread Co.(R) names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.